UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2015

EPR Properties

(Exact name of registrant as specified in its charter)

Maryland	001-13561	43-1790877
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

909 Walnut Street, Suite 200

Kansas City, Missouri 64106

(Address of principal executive office)(Zip Code)

(816) 472-1700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 24, 2015, EPR Properties (the “Company”) and certain of the Company’s subsidiaries (together with the Company, the “Borrowers”) entered into an Amended, Restated and Consolidated Credit Agreement (the “Amended Credit Agreement”) providing for a $650.0 million senior unsecured revolving credit facility (the “New Revolving Credit Facility”) and a $350.0 million senior unsecured term loan facility (the “New Term Loan Facility”) with KeyBank National Association (“KeyBank”), as administrative agent, JP Morgan Chase Bank, N.A. and RBC Capital Markets, as co-syndication agents, Citibank, N.A., Bank of America, N.A. and Barclays Bank PLC, as co-documentation agents, KeyBanc Capital Markets, LLC, J.P. Morgan Securities, Inc. and RBC Capital Markets, as joint book runners and joint lead arrangers, and the lenders party thereto.

The Amended Credit Agreement amended, restated and consolidated (i) the Company’s prior senior unsecured revolving credit facility provided under the Second Amended and Restated Credit Agreement, dated as of July 23, 2013, among the Company and certain of the Company’s subsidiaries, as borrowers, KeyBank, as administrative agent, and the other agents and lenders party thereto, and (ii) the Company’s prior senior unsecured term loan facility provided under the Amended and Restated Credit Agreement, dated as of July 23, 2013, among the Company and certain of the Company’s subsidiaries, as borrowers, KeyBank, as administrative agent, and the other agents and lenders party thereto. The amendments to the prior senior unsecured revolving credit and term loan facilities reflected in the Amended Credit Agreement, among other things, (i) increased the initial borrowing amounts under the facilities, (ii) extended the maturity date of the facilities and (iii) lowered the interest rate and facility fee pricing under the facilities.

The Amended Credit Agreement provides for an extension of credit not to exceed $1.0 billion, comprised of an initial maximum principal amount of $650.0 million available under the New Revolving Credit Facility (which includes a $100.0 million subline for letters of credit) and an initial maximum principal amount available under the New Term Loan Facility of $350.0 million. The Amended Credit Agreement contains an “accordion” feature under which the Borrowers may increase total maximum principal amount available under the Amended Credit Agreement (under the New Revolving Credit Facility and the New Term Loan facility on a consolidated basis) by $1.0 billion, to a total of $2.0 billion. If the Borrowers exercise all or any portion of the $1.0 billion accordion feature referenced above, the resulting increase in the New Revolving Credit Facility or the New Term Loan Facility, as applicable, may have a shorter or longer maturity date and different pricing terms. Any exercise of the accordion feature requires the consent of each lender participating in the increased facility.

The New Revolving Credit Facility matures on April 24, 2019, subject to a one-year extension exercisable at the Borrowers’ option. The Borrowers’ exercise of the extension option is subject to the absence of any defaults under the Amended Credit Agreement and the Borrowers’ compliance with certain conditions, including the payment of extension fees to the lenders under the New Revolving Credit Facility. The New Term Loan Facility matures on April 24, 2020.

Approximately $285.0 million of the proceeds of the New Term Loan Facility was used to repay indebtedness outstanding under the Borrowers’ prior term loan facility. The Borrowers may elect to obtain advances of all or a portion the remaining approximately $65.0 million available under the New Term Loan Facility. Such advances may be requested on not more than three occasions and must occur by July 24, 2015. The Borrowers’ ability to obtain a revolving credit or term loan advance under the Amended Credit Agreement is contingent upon certain conditions, including the absence of a default under the Amended Credit Agreement and the existence of sufficient unencumbered eligible assets to support the advance. Revolving credit and term loan proceeds may be used for general business purposes, including the acquisition of real estate and other permitted investments.

The outstanding principal balance under the New Revolving Credit Facility bears interest at fluctuating rates. These rates are based on LIBOR or the Base Rate, at the Borrowers’ option, plus an applicable spread based on the ratings periodically assigned to the Company’s senior long-term unsecured debt by rating agencies, as set forth in the table below. The Company also pays a facility fee on the total facility amount ($650.0 million or, upon the exercise of the “accordion” feature described above, the resulting increased amount), which fee is calculated by multiplying the total facility amount by a fluctuating annual rate based on the ratings periodically assigned to the Company’s senior long-term unsecured debt by rating agencies, as set forth in the table below.

S&P rating	Moody’s rating	Fitch’s rating	Base rate spread	LIBOR spread	Facility fee
≥ A-	≥ A3	≥ A-	0.00%	0.875%	0.125%
= BBB+	= Baa1	= BBB+	0.00%	0.925%	0.15%
= BBB	= Baa2	= BBB	0.05%	1.05%	0.20%
= BBB-	= Baa3	= BBB-	0.25%	1.25%	0.25%
≤ BB+	≤ Ba1	≤ BB+	0.65%	1.65%	0.30%

If at least two of the three rating agencies have the same rating, that rating will determine the spread. If all three rating agencies have different ratings, the median rating will determine the spread. Upon closing of the New Revolving Credit Facility, the Borrowers initially elected an interest rate based upon LIBOR with a rate equal to LIBOR plus the applicable 1.25% LIBOR spread, which represented a reduction from the 1.40% LIBOR spread that would have applied under the Company’s prior revolving credit facility. Upon closing of the New Revolving Credit Facility, the facility fee was 0.25%, which represented a reduction from the facility fee of 0.30% that would have applied under the Company’s prior revolving credit facility.

The New Revolving Credit Facility does not require payment of an unused line fee on the unused portion of the New Revolving Credit Facility.

The outstanding principal balance under the New Term Loan Facility bears interest at fluctuating rates, which are based on LIBOR or the Base Rate, at the Borrowers’ option, plus an applicable spread based on the ratings periodically assigned to the Company’s senior long-term unsecured debt by rating agencies, as set forth in the table below.

S&P rating	Moody’s rating	Fitch’s rating	Base rate spread	LIBOR spread
≥ A-	≥ A3	≥ A-	0.0%	0.90%
= BBB+	= Baa1	= BBB+	0.0%	0.975%
= BBB	= Baa2	= BBB	0.15%	1.15%
= BBB-	= Baa3	= BBB-	0.40%	1.40%
≤ BB+	≤ Ba1	≤ BB+	0.90%	1.90%

If at least two of the three rating agencies have the same rating, that rating will determine the spread. If all three rating agencies have different ratings, the median rating will determine the spread. Upon closing of the New Term Loan Facility, the Borrowers initially elected an interest rate based upon LIBOR with a rate equal to LIBOR plus the applicable 1.40% LIBOR spread, which represented a reduction from the 1.60% LIBOR spread that would have applied under the Company’s prior term loan facility.

Interest on the outstanding principal balance of the New Term Loan Facility is payable monthly. Principal does not amortize and is prepayable without premium or penalty, in whole or in part, at any time with a final due date of April 24, 2020.

For purposes of both the New Revolving Credit Facility and the New Term Loan Facility, (i) “LIBOR” is determined based upon the Borrowers’ selection of interest periods of one-, two-, three- or six-months for LIBOR loans, subject to availability and (ii) “Base Rate” is the greater of (a) the agent’s prime rate of interest announced from time to time, or (b) 0.5% above the then-current Federal Funds Rate, or (c) 1.0% above the then-current 30-day LIBOR.

The Amended Credit Agreement contains customary covenants for credit facilities of this type, including restrictions on the ability of the Company and all or certain of its subsidiaries to take the following actions: (i) make distributions; (ii) incur debt; (iii) make investments; (iv) grant or suffer liens; (v) undertake mergers, consolidations, asset sales and other fundamental entity changes; (vi) make material changes to contracts and organizational documents; and (vii) enter into transactions with affiliates.

The Amended Credit Agreement also contains financial covenants applicable to the Company and some or all of its subsidiaries involving (i) maximum unsecured debt to eligible unencumbered properties, (ii) maximum total debt to total asset value, (iii) maximum permitted investments, (iv) minimum tangible net worth, (v) maximum distributions, (vi) maximum secured debt to total asset value, and (vii) minimum fixed charge coverage.

The Amended Credit Agreement provides for certain customary events of default, including among others, non-payment of principal, interest or other amounts when due, inaccuracy of representations and warranties, violation of covenants, cross defaults with certain other indebtedness, insolvency or inability to pay debts, bankruptcy, or a change of control.

The foregoing description of the Amended Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the Amended Credit Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

In connection with the Borrowers’ entry into the Amended Credit Agreement, on April 24, 2015, ECE II, LLC, EPR North US LP and Burbank Village, L.P. (each a subsidiary of the Company and collectively referred to herein as the “Additional Guarantors”), the Company, the other Guarantors (as defined therein) and U.S. Bank National Association, as trustee (“U.S. Bank”), entered into two Supplemental Indentures, each dated as of April 24, 2015 (the “U.S. Bank Supplemental Indentures”), to the Indentures, originally dated as of August 8, 2012 and as of June 18, 2013, among the Company, the Guarantors referred to therein and U.S. Bank governing the Company’s 5.750% Senior Notes due 2022 and the Company’s 5.250% Senior Notes due 2023, respectively (the “U.S. Bank Indentures”).

In addition, on April 24, 2015, the Additional Guarantors, the Company, the other Guarantors (as defined therein) and UMB Bank, n.a., as trustee, (“UMB Bank”), entered into two Supplemental Indentures, each dated as of April 24, 2015 (together with the U.S. Bank Supplemental Indentures, the “Supplemental Indentures”), to the Indentures, originally dated as of June 30, 2010 and as of March 16, 2015, among the Company, the Guarantors referred to therein and UMB Bank governing the Company’s 7.750% Senior Notes due 2020 and the Company’s 4.500% Senior Notes due 2025, respectively (the “UMB Bank Indentures”).

Pursuant to the Supplemental Indentures, the Additional Guarantors agreed to fully and unconditionally guarantee all of the Company’s obligations under the U.S. Bank Indentures and the UMB Bank Indentures, on the terms set forth therein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference as if fully set forth herein.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Amended, Restated and Consolidated Credit Agreement, dated as of April 24, 2015, among the Company and certain subsidiaries of the Company named therein, as borrowers, KeyBank National Association, as administrative agent, JP Morgan Chase Bank, N.A. and RBC Capital Markets, as co-syndication agents, Citibank, N.A., Bank of America, N.A. and Barclays Bank PLC, as co-documentation agents, KeyBanc Capital Markets, LLC, J.P. Morgan Securities, Inc. and RBC Capital Markets, as joint book runners and joint lead arrangers, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

EPR PROPERTIES

By:	/s/ Mark A. Peterson
Name:	Mark A. Peterson
Title:	Senior Vice President, Treasurer and Chief Financial Officer

Date: April 27, 2015

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Amended, Restated and Consolidated Credit Agreement, dated as of April 24, 2015, among the Company and certain subsidiaries of the Company named therein, as borrowers, KeyBank National Association, as administrative agent, JP Morgan Chase Bank, N.A. and RBC Capital Markets, as co-syndication agents, Citibank, N.A., Bank of America, N.A. and Barclays Bank PLC, as co-documentation agents, KeyBanc Capital Markets, LLC, J.P. Morgan Securities, Inc. and RBC Capital Markets, as joint book runners and joint lead arrangers, and the lenders party thereto.